As filed with the Securities and Exchange Commission on December 1, 2022

Registration No. 333-218207

Registration No. 333-211558

Registration No. 333-174572

Registration No. 333-160197

Registration No. 333-134554

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-218207

Form S-8 Registration No. 333-211558

Form S-8 Registration No. 333-174572

Form S-8 Registration No. 333-160197

Form S-8 Registration No. 333-134554

UNDER

THE SECURITIES ACT OF 1933

FLAGSTAR BANCORP, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-3150651
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)

FLAGSTAR BANCORP, INC. EMPLOYEE STOCK PURCHASE PLAN

FLAGSTAR BANCORP, INC. 2016 STOCK AWARD AND INCENTIVE PLAN

FLAGSTAR BANCORP, INC. 2006 EQUITY INCENTIVE PLAN

(Full titles of plans)

Thomas R. Cangemi

President and Chief Executive Officer

New York Community Bancorp, Inc.

102 Duffy Avenue,

Hicksville, New York 11801

(516) 683-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) is being filed with the Securities and Exchange Commission (the “SEC”) by Flagstar Bancorp, Inc. (“Flagstar”) to terminate all offerings under the Registration Statements and to deregister any and all shares of Flagstar common stock, par value $0.01 per share (the “Shares”), together with any and all plan interests and other securities registered but unsold as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement No. 333-218207, filed with the SEC on May 24, 2017, pertaining to the registration of 800,000 Shares issuable pursuant to the Flagstar Bancorp, Inc. Employee Stock Purchase Plan;

•

Registration Statement No. 333-211558, filed with the SEC on May 24, 2016, pertaining to the registration of 3,000,000 Shares issuable pursuant to the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan; and

•

Registration Statement No. 333-174572, filed with the SEC on May 27, 2011, Registration Statement No. 333-160197, filed with the SEC on June 24, 2009, and Registration Statement No. 333-134554, filed with the SEC on May 30, 2006, pertaining to the registration of 15,000,028 Shares, 75,000,000 Shares, and 2,268,280 Shares, respectively, issuable pursuant to the Flagstar Bancorp, Inc. 2006 Equity Incentive Plan.

On December 1, 2022, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of April 24, 2021, by and among New York Community Bancorp, Inc. (“NYCB”), 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar, as amended by Amendment No. 1 thereto, dated as of April 26, 2022 and Amendment No. 2 thereto, dated as of October 27, 2022, Merger Sub merged with and into Flagstar, with Flagstar as the surviving entity (the “Merger”). Immediately following the Merger, Flagstar merged with and into NYCB, with NYCB as the surviving entity (the “Holdco Merger” and, together with the Merger, the “Mergers”).

In connection with the Mergers, Flagstar has terminated all offerings of Flagstar’s securities pursuant to the above-referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, Flagstar is filing this Post-Effective Amendment to the Registration Statements to deregister, and does hereby remove from registration, all the securities of Flagstar registered under such Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on December 1, 2022.

New York Community Bancorp, Inc. As successor by merger to Flagstar Bancorp, Inc.

By:	/s/ Thomas R. Cangemi
Name:	Thomas R. Cangemi
Title:	President and Chief Executive Officer (Principal Executive Officer)

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.